Atlantis Casino Resort Spa in Reno Earns Prestigious AAA Four Diamond Rating

Less Than 5% of AAA/CAA Properties Receive the AAA Four Diamond Rating

RENO, NV -- (Marketwire - August 06, 2012) - Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, the wholly owned subsidiary of Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), has been awarded with the prestigious AAA Four Diamond rating from the American Automobile Association. The AAA Diamond rating process is North America's premier hospitality rating program. Only 4.8 percent of the nearly 31,000 AAA/CAA approved and Diamond rated lodging properties receive the coveted AAA Four Diamond Award. Over 53 million AAA members rely on the rating to assist with their travel decisions.

"We are honored to receive the prestigious AAA Four Diamond Award," said John Farahi, Chief Executive Officer of Atlantis Casino Resort Spa. "It is a well-deserved tribute to each Atlantis team member's efforts to consistently exceed our guests' expectations. We take great pleasure in offering our guests a standard of excellence unmatched in northern Nevada, and are committed to continually improve our product and services."

Atlantis features Reno's only Concierge Tower with VIP check-in, butler service, and access to the exclusive 25th floor Concierge Lounge. Repeat winner of SpaFinder's Readers' Choice Awards for Best Hotel Casino Spa, Spa Atlantis is a 30,000 sq. ft. haven of tranquility. From its unparalleled amenities to its casino-wide action, there's always something exciting at Atlantis. Reno's newest resort rooms are equipped with seamless in-room technology, complimentary high-speed wired and wireless Internet, custom furnishings and Sealy® pillow-top mattresses. Repeat winner of Wine Spectator's Award of Excellence and voted Reno's Best of by locals, Atlantis is known for its award-winning dining. With eight exceptional restaurants, 10 captivating bars and lounges, the world-class Spa Atlantis, and state-of-the-art Cardio Theater & Fitness Center, Atlantis offers something for everyone.

Atlantis has earned top recognition as an award-winning conference and convention facility and is the only resort connected by way of a glass-enclosed Sky Bridge to the 500,000 sq ft. Reno-Sparks Convention Center. With the completion of its $100 million expansion, Atlantis is the perfect location to book the ultimate resort experience with the finest service for business, meeting and convention travel.

About Atlantis Casino Resort Spa
Atlantis Casino Resort Spa is nestled at the base of the majestic Sierra Nevada mountain range, ideally located on the strip in the heart of Reno's restaurant, shopping and entertainment district. Atlantis is located less than an hour away from beautiful Lake Tahoe and stunning golf courses of northern California and Nevada. Atlantis is a resplendent oasis created for relaxation, rejuvenation and celebration. A favorite resort destination for travelers near and far and voted Best Hotel & Casino for its exceptional and friendly service, Atlantis is truly second to none. For more information, please visit us at www.atlantiscasino.com or call 800.723.6500. Be sure to follow us on Facebook, www.facebook.com/atlantiscasinoresortspa or Twitter at @atlantiscasino.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiary Golden Road Motor Inn, Inc., owns and operates Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 sq. ft. of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 sq. ft. of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a Race & Sports Book; a 24-hour live Keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972. In addition, Monarch Casino & Resort, Inc. operates the Riviera Black Hawk Casino, a casino facility in Black Hawk, Colorado. The property features approximately 32,000 sq. ft. of casino space, 750 slot machines, 10 table games, a 250 seat buffet-style restaurant and a parking structure with approximately 500 spaces. Monarch owns a 1.5 acre land parcel contiguous to the Riviera Black Hawk Casino which can be utilized for future expansion.

About Riviera Black Hawk Casino
The Riviera Black Hawk Casino opened in 2000 and is located in Black Hawk, Colorado, approximately 40 miles west of Denver. The property is the first casino encountered by visitors arriving from Denver on Highway 119 and features approximately 32,000 sq. ft. of casino space, 750 slot machines, 10 table games, a 250 seat buffet-style restaurant and a parking structure with approximately 500 spaces. For more information, please visit us at www.rivierablackhawk.com or call 303.582.1000. Be sure to follow us on Facebook, www.facebook.com/rivieracasino or Twitter at @rivieracasino.

Ashley Brune
Publicist
775.824.4461 - Direct
pr@atlantiscasino.com